As filed with the Securities and Exchange Commission on March 9, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MiniMed Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-3985981
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
18000 Devonshire St.
Northridge, CA 91325
(Address of Principal Executive Offices) (Zip Code)

2026 MINIMED GROUP, INC. LONG TERM INCENTIVE PLAN
MINIMED GROUP, INC. 2026 EMPLOYEE STOCK PURCHASE PLAN
MINIMED GROUP, INC. CAPITAL ACCUMULATION PLAN DEFERRAL PROGRAM
(Full title of the plan)
Courtney Nelson Wills
Senior Vice President, General Counsel
MiniMed Group, Inc.
18000 Devonshire St.
Northridge, CA 91325
(Name and address of agent for service)
(763) 514-4000
(Telephone number, including area code, of agent for service)
Copies to:
Adam E. Fleisher
Kimberly R. Spoerri
Synne D. Chapman
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by MiniMed Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) to register shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable pursuant to the following equity incentive plans: (i) shares of Common Stock that may be issuable under the 2026 MiniMed Group, Inc. Long Term Incentive Plan (the “LTIP”), including (A) shares of Common Stock issuable in respect of equity awards originally granted by Medtronic plc (“Medtronic”) that were converted into equity awards with respect to Common Stock under the LTIP pursuant to the Employee Matters Agreement, dated as of March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US Holdco 2, Inc. and (B) shares of Common Stock expected to become issuable as a result of the operation of an automatic annual increase provision therein, and (ii) shares of Common Stock that may be issuable under the MiniMed Group, Inc. 2026 Employee Stock Purchase Plan (the “ESPP” and, together with the LTIP, the “Plans”), including shares of Common Stock expected to become issuable as a result of the operation of an automatic annual increase provision therein.
This Registration Statement also registers deferred compensation obligations of the Company under the MiniMed Group, Inc. Capital Accumulation Plan Deferral Program (the “Capital Accumulation Plan”) (such obligations, the “Deferred Compensation Obligations”).
PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to participants of the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:
(1)The Company’s prospectus dated March 5, 2026, filed with the Commission on March 6, 2026 pursuant to Rule 424(b) under the Securities Act as part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-292284), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed; and
(2)The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on March 5, 2026 (File No. 001-43183), together with any amendment thereto filed with the Commission for the purpose of updating such description.
In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Common Stock
Not applicable.
Deferred Compensation Obligations
The Capital Accumulation Plan provides directors and a select group of management or highly compensated employees of the Company and certain of its subsidiaries who satisfy applicable eligibility requirements and elect to participate in the Capital Accumulation Plan (the “Participants”) with the opportunity to defer the receipt of certain cash compensation and stock compensation. The Deferred Compensation Obligations are general unsecured obligations of the Company to pay deferred compensation in the future to Participants in accordance with the terms of the Capital Accumulation Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.
In general, under the Capital Accumulation Plan, Participants may make annual irrevocable elections to defer receipt of specified percentages of their base salary, commissions, directors’ fees, certain other cash compensation, and stock compensation (including restricted stock units and performance stock units payable pursuant to the LTIP), as provided under the terms of the Capital Accumulation Plan. The Company may also, in its discretion, make contributions under the Capital Accumulation Plan on behalf of Participants, including discretionary contributions or contributions in lieu of amounts that otherwise would have been made under other benefit plans of the Company. Account balances for cash deferrals are credited with income, gains and losses based on the performance of deemed investment alternatives selected by the Participant from a list designated by the Company. Stock deferrals are credited as stock units representing the right to receive ordinary shares of the Company.
Participants are fully vested in amounts deferred by them under the Capital Accumulation Plan. Company contributions vest, if at all, in accordance with terms established by the Company. Stock units credited to deferred stock unit accounts vest in accordance with the terms and conditions of the LTIP and the applicable award agreement. Participants are eligible to receive distributions of the amounts credited to their accounts upon the occurrence of events specified under the Capital Accumulation Plan, which may include retirement, death, a change in control of the Company or a specified distribution date, and such distributions may be made in a lump sum or installments pursuant to elections made in accordance with the terms of the Capital Accumulation Plan. Distributions of deferred stock units are made in the form of Common Stock.
No amount payable under the Capital Accumulation Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, whether voluntarily or involuntarily, except as permitted by law (including with respect to domestic relations orders). The Deferred Compensation Obligations are not subject to redemption prior to the applicable distribution dates, except as may be permitted under the terms of the Capital Accumulation Plan. The Company reserves the right to amend or terminate the Capital Accumulation Plan at any time, subject to applicable law.
The aggregate amount of the Deferred Compensation Obligations is not determinable, as such amount will vary depending upon the level of participation by eligible Participants and the amounts of compensation deferred. The duration of the Capital Accumulation Plan is indefinite, subject to the Company’s right to terminate the Capital Accumulation Plan. The Deferred Compensation Obligations are not convertible into any other securities of the Company.
The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Capital Accumulation Plan, a copy of which is filed as Exhibit 4.3 to this Registration Statement.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings (other than an action by or in the right of the corporation) in which such person is made a party by reason of such person being or having been, among other things, a director, officer, employee, or agent of the corporation. Notwithstanding the foregoing, no person shall be indemnified in accordance with Section 145(a) of the DGCL unless such person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending, or completed actions or suits by or in the right of the corporation to procure a judgment in its favor in which such person is made a party by reason of such person being or having been, among other things, a director, officer, employee, or agent of the corporation. Notwithstanding the foregoing, no person shall be indemnified in accordance with Section 145(b) of the DGCL unless such person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without court approval if such person has been adjudged liable to the corporation.
Section 145(c) of the DGCL provides that, if a present or former director or “officer” (as used in Section 145(c)(1) of the DGCL) of the corporation has been successful in defense of any action, suit, or proceeding referred to in Sections 145(a) and (b) of the DGCL, or any claim, issue, or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection therewith.
The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company’s amended and restated bylaws provide that the Company must indemnify current and former directors and officers to the fullest extent permitted by the law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or “officer” (as used in Section 102(b)(7) of the DGCL) of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. Our amended and restated certificate of incorporation will provide for such limitation of liability.
The Company maintains standard policies of insurance under which coverage is provided (1) to current and former directors and officers of the Company against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to payments which may be made by the Company to current and former directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. The Company’s amended and restated bylaws provide that the Company will indemnify current and former directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to the Company and that the Company must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of a current or former director or officer to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Company’s amended and restated bylaws or otherwise.
The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-292284), as amended, provides for indemnification of the Company’s directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Exhibit Description
3.1
Second Amended and Restated Certificate of Incorporation of MiniMed Group, Inc. effective as of March 6, 2026, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by MiniMed Group, Inc. with the Commission on March 9, 2026 and incorporated herein by reference

3.2
Amended and Restated Bylaws of MiniMed Group, Inc. effective as of March 6, 2026, filed as Exhibit 3.2 to the Current Report on Form 8-K filed by MiniMed Group, Inc. with the Commission on March 9, 2026 and incorporated herein by reference

4.1
2026 MiniMed Group, Inc. Long Term Incentive Plan, filed as Exhibit 10.15 to the Current Report on Form 8-K filed by MiniMed Group, Inc. with the Commission on March 9, 2026 and incorporated herein by reference

4.2
MiniMed Group, Inc. 2026 Employee Stock Purchase Plan, filed as Exhibit 10.18 to the Current Report on Form 8-K filed by MiniMed Group, Inc. with the Commission on March 9, 2026 and incorporated herein by reference

4.3
MiniMed Group, Inc. Capital Accumulation Plan Deferral Program, filed as Exhibit 10.19 to the Current Report on Form 8-K filed by MiniMed Group, Inc. with the Commission on March 9, 2026 and incorporated herein by reference

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP
23.1*	Consent of Cleary Gottlieb Steen & Hamilton LLP (contained in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on the signature page hereto)
107*	Filing Fee Table
______________
*Filed herewith
Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; an
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northridge, State of California, on March 9, 2026.

MINIMED GROUP, INC.

By:	/s/ Que Dallara
Que Dallara
Chief Executive Officer and Director
POWER OF ATTORNEY
Each of the undersigned officers and directors of MiniMed Group, Inc. hereby severally constitutes and appoints Courtney Nelson Wills, Sean Stapleton and Bryan Kelly, and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Que Dallara	Chief Executive Officer and Director	March 9, 2026
	Que Dallara	(Principal Executive Officer)

By:	/s/ Chad Spooner	Chief Financial Officer	March 9, 2026
	Chad Spooner	(Principal Financial Officer)

By:	/s/ John Gyurci	Chief Accounting Officer	March 9, 2026
	John Gyurci	(Principal Accounting Officer)

By:	/s/ Kevin Lofton	Director	March 9, 2026
Kevin Lofton

By:	/s/ Glenn Eisenberg	Director	March 9, 2026
Glenn Eisenberg

By:	/s/ Tim Wicks	Director	March 9, 2026
Tim Wicks

By:	/s/ D. Keith Grossman	Director	March 9, 2026
D. Keith Grossman

By:	/s/ Bob Hopkins	Director	March 9, 2026
Bob Hopkins

By:	/s/ Laura Mauri	Director	March 9, 2026
Laura Mauri

By:	/s/ Brett Wall	Director	March 9, 2026
Brett Wall

By:	/s/ Matt Walter	Director	March 9, 2026
Matt Walter